Wire One Technologies, Inc.
                                 225 Long Avenue
                           Hillside, New Jersey 07205

                                                                 January 2, 2001


Mr. Richard Reiss
10 Timber Acres Road
Springfield, New Jersey 07081


Dear Rich:

     This letter, when accepted by you, shall constitute an employment agreement between Wire One Technologies, Inc. (the "Company") and you. The Company and you hereby agree as follows:

     1. The Company hereby employs you as President and Chief Executive Officer for the three-year period (herein called the "Employment Period") commencing as of January 1, 2001 (the "Start Date") (it being understood that the Employment Period shall continue on an "at will" basis, on the then-prevailing terms and conditions, following the initial three years thereof). You accept such employment and agree to diligently and faithfully perform such services as shall from time to time be reasonably assigned to you, consistent with your position and title, by, or pursuant to a resolution of, the Company's Board of Directors, and to diligently and faithfully devote your entire business time, skill and attention to the performance of such services. Your base of operations shall be at the Company's New Jersey headquarters.

     2. (a) Your base salary compensation (the "Base Salary") for the one-year period of the Employment Period commencing on (i) the Start Date shall be payable at the annual rate of $345,000, (ii) the first anniversary of the Start Date shall be payable at the annual rate of $410,000 and (iii) the second anniversary of the Start Date shall be payable at the annual rate of $480,000. Any compensation payable pursuant to this paragraph 2(a) shall be paid in accordance with the Company's normal payroll policy.

        (b) You shall be entitled to receive such cash bonuses as the Company may, from time to time and in its sole discretion, determine. You shall, in any event, be entitled to receive a cash bonus (the "Formula Bonus") with respect to any calendar year of the Employment Period (each a "Year"), based upon the performance criteria set forth below, of up to a maximum for such Year as follows:

                Year               Maximum Formula Bonus
                ----               ---------------------
                2001                   $135,000
                2002                   $165,000
                2003                   $195,000

The Formula Bonus for each Year shall be payable in four equal calendar quarterly installments; however, the installment with respect to any calendar quarter shall be payable only if the Company's gross revenues exclusive of revenues from discontinued operations ("Continuing Revenues") for such quarter, as reported in the Company's filings with the Securities and Exchange Commission, are greater than the Continuing Revenues for the corresponding quarter of the preceding calendar year as so reported (the "Performance Condition"), provided that, if any such installment is not so paid, the determination of your entitlement to such installment shall be deferred and cumulated with the determination of your entitlement to the Formula Bonus installment payable with respect to the next quarter (that is, the Performance Condition shall be satisfied with respect to such cumulated quarters collectively if the Continuing Revenues for such quarters in the aggregate are greater than the Continuing Revenues for the corresponding quarters of the preceding calendar year in the aggregate, and so on, provided further, that, if any Formula Bonus installments have not been earned by you following the determination of the satisfaction of the Performance Condition that encompasses the final quarter of any calendar year, such unpaid installments shall be forfeited. All determinations of satisfaction of the Performance Condition shall be made by the Compensation Committee of the Board of Directors in accordance with the criteria set forth in this subparagraph (b), which Committee shall, in addition, have the authority, if it so determines in its discretion, to waive the satisfaction of the Performance Condition in any instance.

        (c) Subject to the provisions of this subparagraph (c), the Company agrees to grant to you a "non-qualified" stock option (the "Option") under the Company's 2000 Stock Incentive Plan (the "Plan") to purchase 300,000 shares of the Company's common stock (the "Common Stock"), at an exercise price equal to the closing price of the common stock on the NASDAQ National Market on the date hereof and having a term of ten (10) years. Your right to exercise the Option shall vest as follows: 33 1/3% (i.e., as to 100,000 shares of Common Stock) on the first anniversary of the Start Date; 33 1/3% on the second anniversary of the Start Date and 33 1/3% on the final day of the Employment Period, provided that, in the event of a "Change in Control" (as that term is defined in the Plan), your right to purchase all shares subject to the Option that are not then vested shall automatically, without any further action, immediately vest.

        The foregoing, as well as such other terms and conditions as the Company may deem appropriate, shall be set forth in a definitive stock option agreement in the Company's customary form (the "Stock Option Agreement"). Your rights as an optionee shall, to the extent not inconsistent with this agreement, be governed by the terms of such Stock Option Agreement and the Plan. The Company shall cause the shares of Common Stock issuable upon the exercise of the Option to be registered on Form S-8 and/or Form S-3 (or any successor form) under the Securities Act of 1933, as amended.

        (d) You shall be entitled to (i) participate on the same basis as the other senior executives (i.e., executive vice president or higher) of the Company in any health insurance, hospitalization, life insurance, 401(k), profit-sharing, car allowance or other employee benefit plan in effect with respect to such senior executives, (ii) four weeks' paid vacation annually, to be scheduled consistent with the Company's reasonable business requirements and
(iii) reimbursement of expenses reasonably



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

incurred by you in connection with the performance of your duties hereunder, provided that you promptly furnish documentation therefor reasonably satisfactory to the Company. In addition, the Company shall at its expense secure a term life insurance policy in the principal amount of $2,000,000 payable to your designated beneficiary or your estate.

     3. (a) In the event of your death, the Employment Period shall automatically terminate, effective upon the date of your death. In the event that you are unable to perform the duties required of you pursuant to this Agreement for either one hundred twenty (120) consecutive days during the Employment Period, or one hundred eighty (180) days in the aggregate during any 365-day period during the Employment Period, by reason of illness or other physical incapacity, the Company may, after the expiration of such period, terminate the Employment Period. In the event of any such termination under this subparagraph (a), (i) you shall be entitled to receive a lump sum payment in an amount equal to the amount of Base Salary and Formula Bonus that you would have earned, had the Employment Period not terminated (and irrespective of whether the initial term of the Employment Period would have otherwise expired), through the end of the fourth complete calendar quarter following such termination (with the Performance Condition for all quarters during such period deemed automatically satisfied) and (ii) your right to purchase all shares subject to the Option that are not then vested shall automatically, without any further action, accelerate (with the "Post-Termination Exercise Period" under the Stock Option Agreement extended to one (1) year).

        (b) In the event that there occurs a Corporate Transaction or a Change of Control (whether or not in association with a Corporate Transaction) (as such terms are defined in the Plan), you shall have the right, exercisable within thirty (30) days following such occurrence, to terminate the Employment Period by written notice to the Company. In the event of such a termination, or in the event that the Company at any time terminates the Employment Period without Cause, your right to purchase all shares subject to the Option shall automatically, without any further action, accelerate (to the extent such vesting is not otherwise accelerated in accordance with the Plan), with the "Post-Termination Exercise Period" under the Stock Option Agreement extended to one (1) year. In addition, in the event of a termination without Cause, you shall be entitled to receive a lump sum payment in an amount equal to the amount of your Base Salary and your Formula Bonus (with the Performance Condition for all remaining quarters of the Employment Period deemed automatically satisfied) for the longer of (1) the duration of the Employment Period and (2) the end of the fourth complete calendar quarter following such termination, at the Base Salary and Formula Bonus rates applicable to the third Year of the Employment Period). In the event of any termination under this subparagraph (b), you shall not be under any obligation to attempt to mitigate your damages arising from such termination, by seeking other employment or otherwise, nor shall the Company be entitled to offset against such damages any of your earnings from sources other than the Company following such termination. For purposes of this agreement, "Cause" is defined as your failure to perform services, or to comply with any of your other covenants, under this agreement, which failure is material to this agreement and remains uncured for ten (10) business days following your receipt of written notice thereof from the Company.



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

     4. Except as required in connection with the performance of your services to the Company, you shall not, during or after the termination of the Employment Period, use or disclose to any person, partnership or corporation any confidential business information or trade secrets of the Company obtained or learned by you during the Employment Period. You also agree that you shall not, for a period of one (1) year following the termination of the Employment Period, induce any employee of the Company to terminate his or her employment with the Company.

     5. You hereby agree that all ideas, creations, improvements and other works of authorship created, developed, written or conceived by you at any time during the Employment Period are works for hire within the scope of your employment and shall be the property of the Company free of any claim whatever by you or any person claiming any rights or interests through you.

     6. You hereby agree to indemnify and hold the Company harmless from and against any and all loss, damage, cost and expense, including reasonable attorneys' fees, incurred by the Company as a result of, arising out of or in connection with a violation of any term or condition of this Agreement required to be performed or observed by you. Without limitation of any indemnification to which you may be entitled under the Company's certificate of incorporation or by-laws or otherwise, the Company hereby agrees to indemnify and hold you harmless from and against any and all loss, damage, liability, cost and expense, including reasonable attorneys' fees, incurred by you as a result of, arising out of or in connection with (i) a violation of any term or condition of this Agreement required to be performed or observed by the Company or (ii) your performance of your services in accordance with this agreement.

     7. This agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey and constitutes the entire agreement, and shall supersede any prior agreement, between the parties hereto on the subject matter hereof (including, without limitation, the employment agreement dated April 23, 1997, as amended, between the Company and you, the term of which is hereby amended so as to terminate on December 31, 2000). No waiver or modification of the terms or conditions hereof shall be valid unless in writing signed by the party to be charged and only to the extent therein set forth. This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, administrators and executors. Yours very truly,

                                            WIRE ONE TECHNOLOGIES, INC.


                                            By: /s/
                                                ----------------------------
ACCEPTED:


/s/
- --------------------------------
Richard Reiss



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